UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2010

Bill Barrett Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-32367	80-0000545
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1099 18th Street, Suite 2300 Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 293-9100

(Registrant’s telephone number, including area code)

Not Applicable

(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Principal Operating Officer

As previously reported, on June 30, 2010, the Board of Directors of the Company approved the appointment of R. Scot Woodall as the Company’s Chief Operating Officer, commencing upon the effective date of the resignation of Joseph N. Jaggers as the Company’s Chief Operating Officer on July 1, 2010. In this capacity, Mr. Woodall will serve as the Company’s Principal Operating Officer. On June 30, 2010, in connection with this appointment, the Compensation Committee of the Board of Directors of the Company approved increasing Mr. Woodall’s annual salary to $350,000 from $302,264 effective July 1, 2010. At the regularly scheduled Compensation Committee meeting on July 30, 2010, the Compensation Committee considered equity compensation for W. Scot Woodall in connection with his appointment as Chief Operating Officer and approved the following:

•

Options to purchase 20,000 shares of Company common stock for $35.38 per share granted pursuant to the Company’s 2008 Stock Incentive Plan (the “2008 Plan”). These options vest 25% on each of July 30, 2011, 2012, 2013, and 2014 and expire on July 30, 2017.

•

9,000 restricted shares of Company common stock granted pursuant to the 2008 Plan and the 2010 Performance Share Program. These restricted shares vest 25% on each of February 16, 2011, 2012, 2013, and 2014 if Mr. Woodall continues to be an employee of the Company on each such date and the target performance criteria established by the Compensation Committee are met.

•

10,000 restricted shares of Company common stock pursuant to the 2008 Plan. These restricted shares vest 25% on each of July 15, 2011, 2012, 2013, and 2014 if Mr. Woodall continues to be an employee of the Company on each such date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2010	BILL BARRETT CORPORATION

	By:	/S/ FRANCIS B. BARRON
Francis B. Barron
Executive Vice President—General Counsel; and Secretary